Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Husky Energy Inc.

We consent to the incorporation by reference in the registration statement (No. 333-174554) on Form F-10 of Husky Energy Inc. of:

•

our independent auditors’ report dated March 8, 2012, with respect to the consolidated balance sheets of Husky Energy Inc. as at December 31, 2011, December 31, 2010 and January 1, 2010, and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2011, and notes, comprising a summary of significant accounting policies and other explanatory information;

•

our independent auditors’ report of registered public accounting firm dated March 8, 2012, with respect to the consolidated balance sheets of Husky Energy Inc. as at December 31, 2011, December 31, 2010 and January 1, 2010, and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2011, and notes, comprising a summary of significant accounting policies and other explanatory information; and

•	our report of independent registered public accounting firm dated March 8, 2012 on the effectiveness of internal control over financial reporting,

which reports appear in the December 31, 2011 annual report on Form 40-F of Husky Energy Inc. for the fiscal year ended December 31, 2011, and further consent to the use of such reports in such annual report on Form 40-F.

/s/ KPMG LLP
KPMG LLP
Chartered Accountants
Calgary, Canada
March 8, 2012